Exhibit 99.5

Dear colleagues,

I hope you had chance to join the global employee town hall today to hear more about the exciting proposed UCB acquisition of Zogenix, Inc. I know you will have many questions, but there is only so much we can share at this stage. However, I wanted to reinforce why this makes sense for us.

In epilepsy, leading from the front remains a priority and core to our patient value strategy. For over 30 years, UCB has focused on providing solutions that have helped to transform the epilepsy treatment landscape, creating leading treatments that have improved the lives of millions of people. We see many more opportunities to deliver patient value in epilepsy, and a significant unmet need remains, especially for those living with specific or rare forms of epilepsy.

We have both short-, and long-term ambitions. In the near term we are focused on maximizing our existing medicines, progressing our digital support solutions in seizure prediction, detection and management, as well as focusing on completing a successful phase 3 program for staccato alprazolam. Longer term, our ongoing early research programs are focused on developing solutions that address unmet needs of people living with specific or rare forms of epilepsy, where few options exist. One day, it is our hope that we can discover, develop and deliver solutions that could even impact the underlying causes of the disease, utilizing for example the promise of gene therapy.

The acquisition of Zogenix would immediately provide an approved medicine for a rare, severe epilepsy – Dravet syndrome - that is particularly challenging to treat. Utilizing our experience and expertise we will work to accelerate and broaden access to this treatment and further develop its potential to treat other rare epilepsies. In addition, Zogenix has already been granted a Priority Review by the FDA for Fintepla’s use in Lennox-Gastaut syndrome, and they have also submitted for approval in Europe. They also have a research and development program looking at other rare epilepsies.

This is why we are excited by this proposed acquisition. The agreement aligns perfectly with our strategy of broadening our role as one of the leaders in treating epilepsy, complementing our existing therapeutic medicines and continued commitment to addressing unmet needs of people living with epilepsy. We can also benefit from Zogenix’s experience in rare diseases, this area being a strategic priority for UCB as we prepare for potential launches in generalized Myasthenia Gravis.

Over the coming weeks we will explain more about our plans for integrating Zogenix into UCB. You will also be hearing more from your regional and local leaders in due course, so you have time to ask questions and find out more.

I’d like to thank all those involved in the transaction for their massive efforts in getting us to this point.

As a reminder, the deal remains subject to obtaining antitrust clearances and other customary closing conditions.

Best wishes

Charl

Executive Vice President, Neurology Solutions & Head of EU/International

Important Information About the Tender Offer

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Zogenix, Inc. (“Zogenix”) or any other securities, nor is it a substitute for the tender offer materials described herein. At the time the planned tender offer is commenced, a tender offer statement on Schedule (TO), including an offer to purchase, a letter of transmittal and related documents, will be filed by UCB S.A. (“UCB”) and Zinc Merger Sub, Inc., an indirect wholly-owned subsidiary of UCB, with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by Zogenix with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER MATERIALS CAREFULLY (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the Solicitation/Recommendation Statement (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement. In addition, Zogenix files annual, quarterly and current reports and other information with the SEC, which is available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by UCB in connection with the Offer may be obtained at no charge on UCB’s internet website at www.ucb.com or by contacting UCB at UCB S.A. Allée de la Recherche, 60. 1070 Brussels or call Belgium tel: +32 2 559 99 99. Copies of the documents filed with the SEC by Zogenix may be obtained at no charge on Zogenix’s internet website at www.Zogenix.com or by contacting Zogenix at 5959 Horton St Fl 5, Emeryville, CA 94608 or call +1 510 550 8300.

Forward-Looking Statement of UCB, S.A.

This communication includes statements that are not statements of historical fact, or “forward-looking statements,” including with respect to UCB’s proposed acquisition of Zogenix. Such forward-looking statements include, but are not limited to, the ability of UCB and Zogenix to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, UCB’s and Zogenix’s beliefs and expectations and statements about the benefits sought to be achieved in UCB’s proposed acquisition of Zogenix, the potential effects of the acquisition on both UCB and Zogenix, the possibility of any termination of the merger agreement, as well as the expected benefits and success of Zogenix’s product candidates. These statements are based upon the current beliefs and expectations of UCB’s management and are subject to significant risks and uncertainties. There can be no guarantees that the conditions to the closing of the proposed transaction will be satisfied on the expected timetable or at all, with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Zogenix’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the transactions on Zogenix’s business; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; the risks related to non-achievement of the CVR milestones and that holders of the CVRs will not receive payments in respect of the CVRs; the global spread and impact of COVID-19, changes in general economic, business and competitive conditions, the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms or within expected timing, costs associated with research and development, changes in the prospects for products in the pipeline or under development by UCB, effects of future judicial decisions or governmental investigations, safety, quality, data integrity or manufacturing issues; potential or actual data security and data privacy breaches, or disruptions of our information technology systems, product liability claims, challenges to patent protection for products or product candidates, competition from other products including biosimilars, changes in laws or regulations, exchange rate fluctuations, changes or uncertainties in tax laws or the administration of such laws, and hiring and retention of its employees.

UCB expressly disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law.